Exhibit 99.1

Acadia Realty Trust Reports Second Quarter 2010 Operating Results

NEW YORK--(BUSINESS WIRE)--July 27, 2010--Acadia Realty Trust (NYSE:AKR), today reported operating results for the quarter ended June 30, 2010. All per share amounts are on a fully diluted basis.

Second Quarter 2010 Highlights

EPS of $0.32; FFO of $0.28 before non-cash gain of $0.15

•	Funds from operations (“FFO”) per share of $0.43 and Earnings per share (“EPS”) from continuing operations of $0.32 for second quarter 2010

Core Portfolio Performance Exceeds Expectations

•	Current occupancy of 93% increased 50 basis points over first quarter 2010

•	Same store net operating income (“NOI”) decreased 0.6% for second quarter 2010 compared to second quarter 2009

Guidance Increased on Improved Portfolio Performance and Non-Cash Gain

•	Forecasted 2010 same store NOI increased; revised range increased from -2% to -4%, to 0% to -2%

•	Earnings guidance range for 2010 increased $0.10 primarily from improved core portfolio performance and $0.15 from non-cash gain for a total increase of $0.25

•	Revised forecasted FFO per share range is now $1.20 to $1.25 per share and EPS range is $0.71 to $0.76

Strong Balance Sheet

•	Core portfolio debt, net of cash on hand (“Net Debt”) to EBIDTA ratio of 4.4x and Net Debt yield of 17%

•	Cash on hand and availability under current facilities of approximately $103 million at June 30, 2010

Executes on Opportunity in New York Urban Redevelopment Project

•	Completed the acquisition of an unaffiliated partner’s interest in City Point and started construction during the second quarter

Second Quarter and Six Months ended June 30, 2010 Operating Results

For the quarter ended June 30, 2010, FFO was $17.6 million, compared to $12.0 million for the quarter ended June 30, 2009. For the six months ended June 30, 2010, FFO was $27.8 million compared to $26.3 million for the six months ended June 30, 2009.

Earnings for the quarters and six months ended June 30, 2010 and 2009 were as follows:

	Quarters ended June 30,			Six Months ended June 30,
	2010	2009	Variance	2010	2009	Variance
FFO per share	$0.43	$0.30	$0.13	$0.68	$0.71	$(0.03)
EPS from continuing
operations	$0.32	$0.18	$0.14	$0.45	$0.45	$--
EPS	$0.32	$0.18	$0.14	$0.45	$0.48	$(0.03)

Following are the factors which contributed to the variance in EPS from continuing operations for the quarter and six months ended June 30, 2010 as compared to the corresponding periods in 2009:

	Variance 2010 v. 2009
	Quarter	Six months
2010 Non-cash gain on purchase	$0.15	$0.15
2009 Gain on extinguishment of convertible debt	(0.10)	(0.19)
2009 Reserve for mezzanine loan and development costs	0.06	0.06
2009 Income from forfeited contract deposit	--	(0.05)
Other items, net	0.03	0.03
Total	$0.14	$ --

Discontinued operations decreased $0.03 for the six months ended June 30, 2010 as compared to the same period in 2009 primarily as a result of a gain recognized on the sale of six Kroger Supermarket locations in the first quarter 2009.

Strong Balance Sheet with Available Capital

As of June 30, 2010, Acadia’s solid balance sheet was evidenced by the following:

Strong Liquidity

•
Total liquidity of $103 million, including $58 million of cash and $45 million available under existing lines of credit, excluding the cash and credit facilities of the Company’s opportunity funds (“Funds”)

•
$406 million of committed Fund III investor capital is unfunded as of June 30, 2010 of which $350 million of unallocated investor capital commitments is available for Fund III’s equity component in additional investments or to repay outstanding subscription line borrowings. Acadia’s pro-rata share of the $406 million of total unfunded capital is $81 million

Low Leverage

•
Debt yield (annualized net operating income divided by principal amount of debt) of 14% and Net Debt yield (annualized net operating income divided by principal amount of debt less cash on hand) of 17% on the core portfolio debt. Including the Company’s pro-rata share of Fund debt, a debt yield of 13% and a Net Debt yield of 15%

•	Core portfolio Net Debt to EBIDTA ratio of 4.4x. Including the Company’s pro-rata share of the Funds, a Net Debt to EBITDA ratio of 5.2x

•	Combined fixed-charge coverage ratio, including core portfolio and Funds, of 3.1 to 1 for the quarter ended June 30, 2010

Low Exposure to Interest Rate Variability

•
100% of the Company’s core portfolio debt is fixed rate at an average interest rate of 6.0%. Including the Company’s pro-rata share of the Fund debt, 87% of the Company’s debt is fixed rate at an average interest rate of 5.5%

Retail Portfolio Performance Exceeds Expectations

Portfolio Occupancy

At June 30, 2010, Acadia’s core portfolio occupancy was 93.0%. This represents an increase of 50 basis points from 92.5% occupancy at March 31, 2010 and a 40 basis point increase over year-end 2009 occupancy of 92.6%, which is at the high-end of management’s 2010 projected portfolio occupancy. Acadia’s combined portfolio occupancy, including its core portfolio and Funds, was 92.4% as of June 30, 2010, which represents an increase of 60 basis points from occupancy at March 31, 2010 and an increase of 50 basis points from year-end 2009.

Same Store NOI

For the quarter ended June 30, 2010, same store NOI decreased 0.6% compared to the quarter ended June 30, 2009. For the six months ended June 30, 2010, same store NOI decreased 0.9% from the six months ended June 30, 2009. As discussed in prior quarters, 2010 NOI continues to be impacted by the non-renewal of a Borders Bookstore lease at the Chestnut Hill (Philadelphia) property and the re-anchoring of the Marketplace at Absecon. Excluding the 2.7% reduction in total core portfolio NOI resulting from these two locations, same store NOI for second quarter 2010 would have increased 2.1% over second quarter 2009. As a result of the improved year-to-date performance of the core portfolio, the Company is increasing its expected full year 2010 same store NOI guidance range from -2% to -4%, to 0% to -2%.

Leasing Activity

During the second quarter of 2010, the Company realized an increase in average rents of 0.2% in its core portfolio on new and renewal leases totaling 88,000 square feet. Excluding the effect of the straight-lining of rents, the Company experienced an 11.7% decrease in average rents.

Acquires Remaining Interest in City Point Project

As previously disclosed in the Company’s Form 8-K filed with the SEC on July 12, 2010, Fund II together with P/A Associates and Washington Square Partners, acquired all of the unaffiliated joint venture partner’s interest in City Point during the second quarter for $9.2 million and the assumption of the partner’s share of the first mortgage debt totaling $19.6 million.

Construction has commenced on the first phase of City Point, a mixed-use project located in Downtown Brooklyn. The construction is being financed with a $20 million Recovery Zone Facility bond financing through the New York City Capital Resource Corporation.

The first phase of the project will be a four-story, retail building of approximately 50,000 square feet, located on the Fulton Mall, Brooklyn’s busiest shopping district. Ultimately the project is expected to aggregate approximately 1.5 million square feet of new construction, consisting of retail and commercial space and a mixture of affordable and market-rate housing.

As a result of this transaction, Fund II was required to report its entire investment in City Point at fair market value. Based on a June 30, 2010 third-party appraised value of $108 million and the Fund’s aggregate cost basis, including its basis before the acquisition of $45.4 million, Fund II reported a non-cash gain of approximately $33.8 million for the three months ended June 30, 2010. The Company’s share of this gain, net of the noncontrolling interests’ share, amounts to $6.3 million, or $0.15 per share.

Outlook - Earnings Guidance for 2010 Increased

Primarily as a result of stronger than anticipated core portfolio performance, reduced general and administrative expenses and the abovementioned non-cash gain, the Company has increased its 2010 earnings guidance range from that issued on April 27, 2010. Full-year 2010 EPS guidance has been increased by $0.25 at both the low and high ends resulting in an updated EPS guidance range of $0.71 to $0.76. Full-year 2010 FFO per share guidance has also been increased by $0.25 (inclusive of a $0.15 non-cash gain) resulting in an updated FFO per share guidance range of $1.20 to $1.25 compared to the previous guidance of $0.95 to $1.00. This revised guidance is before any potential contributions from new acquisitions, income from Acadia’s RCP investments or promote income from its opportunity funds. The following is a reconciliation of the calculation of the Company’s revised guidance for 2010 EPS and FFO per share:

Revised Guidance Range for 2010
	Low	High
Diluted earnings per share	$0.71	$0.76
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	0.44	0.44
Unconsolidated partnerships	0.04	0.04
Noncontrolling interest in Operating Partnership	0.01	0.01
Diluted FFO per share	$1.20	$1.25

Management Comments

“We are pleased with our second quarter results, which were driven by continued stronger than anticipated core portfolio performance” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “We recognize that we are still in a fragile and volatile economic environment and therefore, remain focused on maintaining the strength of our portfolio and our balance sheet. Furthermore, we believe that our liquidity and available discretionary acquisition fund capital puts us in a strong position to execute on potential opportunities, both within our existing portfolio as well as for new investments as they arise.”

Investor Conference Call

Management will conduct a conference call on Wednesday, July 28, 2010 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 866-831-6272 (internationally 617-213-8859). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 37205528. The phone replay will be available through Wednesday, August 4, 2010.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties, including neighborhood and community shopping centers located in dense urban and suburban markets in major metropolitan areas.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on March 1, 2010 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Six Months ended June 30, 2010 and 2009
(dollars in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
Revenues	2010	2009	2010	2009

Minimum rents	$25,702	$23,797	$51,434	$45,046
Percentage rents	124	128	259	329
Mortgage interest income	5,238	4,933	10,231	9,959
Expense reimbursements	4,870	4,921	10,900	10,383
Lease termination income	59	21	65	226
Other property income	503	887	934	1,189
Management fee income	436	444	836	1,200
Other	--	--	--	1,700
Total revenues	36,932	35,131	74,659	70,032
Operating expenses
Property operating	6,571	7,240	14,416	14,546
Real estate taxes	4,346	4,088	8,873	7,753
General and administrative	5,416	5,208	10,535	11,349
Depreciation and amortization	7,864	8,456	18,205	17,036
Abandonment of project costs	--	2,415	3	2,431
Reserve for notes receivable	--	1,734	--	1,734
Total operating expenses	24,197	29,141	52,032	54,849
Operating income	12,735	5,990	22,627	15,183
Equity in earnings (losses) of unconsolidated affiliates	80	49	467	(3,258)
Other interest income	153	95	287	212
Interest expense and other finance costs	(8,631)	(7,631)	(17,098)	(15,452)
Gain from bargain purchase	33,805	--	33,805	--
Gain on extinguishment of debt	--	3,895	--	7,045
Income from continuing operations before income taxes	38,142	2,398	40,088	3,730
Income taxes	(645)	(1,096)	(1,084)	(1,622)
Income from continuing operations	37,497	1,302	39,004	2,108

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Six Months ended June 30, 2010 and 2009
(dollars in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2010	2009	2010	2009

Discontinued operations:
Operating income from discontinued operations	--	19	--	193
Gain on sale of property	--	--	--	5,637
Income from discontinued operations	--	19	--	5,830
Net income	37,497	1,321	39,004	7,938
(Income) loss attributable to noncontrolling interests in subsidiaries:
Continuing operations	(24,699)	5,814	(21,076)	14,360
Discontinued operations	--	--	--	(4,864)
Net (income) loss attributable to noncontrolling interests in subsidiaries	(24,699)	5,814	(21,076)	9,496

Net income attributable to Common Shareholders	$12,798	$7,135	$17,928	$17,434

Supplemental Information
Income from continuing operations attributable to Common Shareholders	$12,798	$7,116	$17,928	$16,468
Income from discontinued operations attributable to Common Shareholders	--	19	--	966
Net income attributable to Common Shareholders	$12,798	$7,135	$17,928	$17,434

Net income attributable to Common Shareholders per Common Share – Basic
Net income per Common Share – Continuing operations	$0.32	$0.18	$0.45	$0.45
Net income per Common Share – Discontinued operations	--	--	--	0.03
Net income per Common Share	$0.32	$0.18	$0.45	$0.48
Weighted average Common Shares	40,135	38,592	40,058	36,261

Net income attributable to Common Shareholders per Common Share – Diluted 2
Net income per Common Share – Continuing operations	$0.32	$0.18	$0.45	$0.45
Net income per Common Share – Discontinued operations	--	--	--	0.03
Net income per Common Share	$0.32	$0.18	$0.45	$0.48
Weighted average Common Shares	40,372	38,804	40,274	36,440

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Six Months ended June 30, 2010 and 2009
(dollars in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income attributable to Common Shareholders	$12,798	$7,135	$17,928	$17,434

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share):

Consolidated affiliates	4,202	4,427	8,790	8,798
Unconsolidated affiliates	475	365	833	736
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	--	--	--	(929)
Unconsolidated affiliates	--	--	--	--
Income attributable to noncontrolling interests’ in Operating Partnership	160	60	247	211

Distributions – Preferred OP Units	5	5	9	10

Funds from operations	$17,640	$11,992	$27,807	$26,260
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	40,844	39,477	40,810	37,113
Funds from operations, per share	$0.43	$0.30	$0.68	$0.71

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Six Months ended June 30, 2010 and 2009
(dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating income	$12,735	$5,990	$22,627	$15,183

Add back:
General and administrative	5,416	5,208	10,535	11,349
Depreciation and amortization	7,864	8,456	18,205	17,036
Abandonment of project costs	--	2,415	3	2,431
Reserve for notes receivable	--	1,734	--	1,734
Less:
Management fee income	(436)	(444)	(836)	(1,200)
Mortgage interest income	(5,238)	(4,933)	(10,231)	(9,959)
Other income	--	--	--	(1,700)
Lease termination income	(59)	(21)	(65)	(226)
Straight line rent and other adjustments	(792)	429	(1,710)	443

Consolidated NOI	19,490	18,834	38,528	35,091

Noncontrolling interest in NOI	(5,371)	(4,819)	(10,824)	(6,982)
Pro-rata share of NOI	$14,119	$14,015	$27,704	$28,109

SELECTED BALANCE SHEET INFORMATION
	As of
	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$78,930	$93,808
Rental property, at cost	1,057,392	1,070,066
Total assets	1.462,433	1,382,464
Notes payable	809,376	780,094
Total liabilities	885,547	849,987

Notes:
1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 472 and 673 OP Units into Common Shares for the quarters ended June 30, 2010 and 2009, respectively and 536 and 673 OP Units into Common Shares for the six months ended June 30, 2010 and 2009, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended June 30, 2010 and 2009, and for each of six months ended June 30, 2010 and 2009. In addition, diluted FFO also includes the effect of employee share options of 212 and 187 Common Shares for the quarters ended June 30, 2010 and 2009, respectively, and 191 and 155 Common Shares for the six months ended June 30, 2010 and 2009, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100